UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2020

MGM RESORTS INTERNATIONAL

(Exact name of registrant as specified in its charter)

Delaware	001-10362	88-0215232
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

3600 Las Vegas Boulevard South, Las Vegas, Nevada	89109
(Address of principal executive offices)	(Zip code)

(702) 693-7120

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (Par Value $0.01)	MGM	New York Stock Exchange (NYSE)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 29, 2020, MGM Resorts International (the “Company”) announced that Acting Chief Executive Officer and President William J. Hornbuckle has been elected as Chief Executive Officer and President, effective July 29, 2020. In addition, on July 29, 2020, the Board of Directors (the “Board”) appointed Mr. Hornbuckle to serve as a member of the Board until the Company’s next annual meeting or until a successor is elected and qualified. Mr. Hornbuckle will not receive any compensation in connection with his service on the Board.

Mr. Hornbuckle, age 62, has served as Acting Chief Executive Officer and President since March 22, 2020. Prior to that, he served as President and Chief Operating Officer of the Company since 2012 and 2019, respectively. Mr. Hornbuckle served as Chief Marketing Officer of the Company from 2009 until 2014. From 2005 until August 2009, Mr. Hornbuckle served as President and Chief Operating Officer of Mandalay Bay Resort & Casino and previously served as President and Chief Operating Officer of MGM Resorts International-Europe, where he worked on the development of the Company’s gaming operations in the United Kingdom. Mr. Hornbuckle also served as President and Chief Operating Officer of MGM Grand Las Vegas from 1998 to 2001. Mr. Hornbuckle has no family relationships with any of our directors or executive officers and there are no transactions in which Mr. Hornbuckle has an interest in that would require disclosure under Item 404(a) of Regulation S-K.

In connection with Mr. Hornbuckle’s election as Chief Executive Officer and President, the Company entered into a new employment agreement with Mr. Hornbuckle, effective as of July 29, 2020 (the “Agreement”). The Agreement provides for a term until March 31, 2024 and a minimum base salary, effective January 1, 2021, of $1,500,000 per year. Until January 1, 2021, Mr. Hornbuckle will be compensated based on his existing salary of $1,100,000, which he had previously elected to take in the form of restricted stock units.

Beginning with any bonus payable in respect of services performed for fiscal year 2021, the Agreement provides for an annual target bonus equal to 175% of Mr. Hornbuckle’s base salary up to a maximum of 175% of his target bonus, provided that any amounts paid in excess of Mr. Hornbuckle’s target bonus will be paid in fully vested deferred restricted stock units payable in 25% installments over the 4-year period following the grant date (and subject to acceleration in the event Mr. Hornbuckle’s employment with the Company is terminated for any reason).

The Agreement also provides that, subject to the discretion of the Compensation Committee of the Board, Mr. Hornbuckle will be eligible for annual equity grants in 2020, 2021, 2022 and 2023 with an expected grant date accounting value of $8,000,000, which are expected to be provided 60% in the form of performance share units and 40% in the form of restricted stock units. The Agreement further provides Mr. Hornbuckle with certain other benefits and perquisites, which are discussed in detail in the Agreement.

In the event of a termination of Mr. Hornbuckle’s employment as the result of his death or a termination by the Company due to disability, the Company will pay Mr. Hornbuckle one year of salary payable at regular payroll intervals (less any payments received from an employer-paid short term disability policy).

In the event of a termination by the Company for no cause or by Mr. Hornbuckle for good cause prior to the end of the term of the Agreement, Mr. Hornbuckle will receive the lesser of (A) two times (i) his annual base salary as in effect on January 1, 2021 (regardless of when such termination occurs) and (ii) his target bonus and (B) the number that results from dividing the number of days remaining through the end of his term (following the date of termination) by 365, times (i) his annual base salary as in effect on January 1, 2021 (regardless of when such termination occurs) and (ii) his target bonus, in each case, payable in 12 monthly installments. Any such severance payments will be subject to applicable taxes and Mr. Hornbuckle’s execution and non-revocation of a general release of claims.

The Agreement provides that, to the extent required by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act), in connection with the Company becoming eligible for or entering into a loan, loan guarantee or other form of financial assistance from a governmental entity, Mr. Hornbuckle will agree to such limitations or reductions with respect to compensation and severance pay as may be required to comply with the CARES Act.

The foregoing description is not a complete description of the Agreement and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached hereto as Exhibit 10.1and incorporated by reference in this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, effective as of July 29, 2020, by and between the Company and William Hornbuckle.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2020

MGM Resorts International

By:	/s/ Andrew Hagopian III
Name:	Andrew Hagopian III
Title:	Chief Corporate Counsel and Assistant Secretary